Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
THIRD QUARTER OF FISCAL 2019 RESULTS

Net Interest Margin Expands 30 Basis Points to 3.53% in the March 2019 Quarter in
Comparison to the March 2018 Quarter

Classified Assets Decrease 6% to $14.8 Million at March 31, 2019 in Comparison to
$15.8 Million at June 30, 2018

Loans Held for Investment and Deposits Increase in March 2019 Quarter in
Comparison to December 31, 2018 Balances

Mortgage Banking Exit Well Underway Resulting in Approximately $1.60 Million of
One-Time Costs in the March 2019 Quarter

Riverside, Calif. – April 29, 2019 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced third quarter earnings results for the fiscal year ending June 30, 2019.

            For the quarter ended March 31, 2019, the Company reported a net loss of $151,000, or $(0.02) per diluted share (on 7.51 million average diluted shares outstanding), down 109 percent from the net income of $1.73 million, or $0.23 per diluted share (on 7.62 million average diluted shares outstanding), in the comparable period a year ago. Compared to the same quarter last year, the decrease in earnings was primarily attributable to a $1.88 million decrease in the gain on sale of loans and a $484,000 increase in salaries and employee benefits expense, partly offset by the

$189,000 benefit from income taxes resulting from the loss before taxes this quarter in contrast to the $667,000 provision for income taxes in the same quarter last year (an $856,000 difference).
“Our community banking business continues to strengthen and our outlook for the business remains favorable.  Our net interest margin continues to expand, credit quality in our loan portfolios is strong, and we are well-positioned to support our growth initiatives,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “Additionally, we are well underway with the exit from our mortgage banking business.  We stopped accepting salable single-family loan applications on April 5, 2019 and a large percentage of the staff working for the division have subsequently been released from employment. We still expect to complete our mortgage banking exit by June 30, 2019,” Mr. Blunden concluded.
Return (loss) on average assets for the third quarter of fiscal 2019 was (0.05) percent compared to 0.59 percent for the same period of fiscal 2018; and return (loss) on average stockholders’ equity for the third quarter of fiscal 2019 was (0.49) percent compared to 5.76 percent for the comparable period of fiscal 2018.
On a sequential quarter basis, the $151,000 net loss for the third quarter of fiscal 2019 reflects a $2.11 million, or 108 percent decrease from the net income of $1.96 million in the second quarter of fiscal 2019. The decrease in earnings for the third quarter of fiscal 2019 compared to the second quarter of fiscal 2019 was primarily attributable to a $2.08 million increase in salaries and employee benefit expenses, a $544,000 decrease in the gain on sale of loans, a $221,000 change from a $217,000 recovery from the allowance for loan losses to a $4,000 provision for loan losses and a $219,000 decrease in net interest income, partly offset by the $189,000 benefit from income taxes in the third quarter of fiscal 2019 in contrast to the $810,000 provision for income taxes in the second quarter of fiscal 2019 (a $999,000 difference). Diluted earnings (loss) per share for the third quarter of fiscal 2019 were $(0.02) per share, down 108 percent from the $0.26 earnings per share during the second quarter of fiscal 2019. Return (loss) on average assets was (0.05) percent for the third quarter of fiscal 2019 compared to 0.69 percent in the second quarter of fiscal 2019; and return (loss) on average stockholders’ equity for the third quarter of fiscal 2019 was (0.49) percent, compared to 6.42 percent for the second quarter of fiscal 2019.
For the nine months ended March 31, 2019 net income increased $2.90 million, or 397 percent, to $3.63 million from $731,000 in the comparable period ended March 31, 2018; and diluted earnings per share for the nine months ended March 31, 2019 increased 433 percent to $0.48 per share (on 7.56 million average diluted shares outstanding) from $0.09 per share (on 7.74 million average diluted shares outstanding) for the comparable nine month period last year. Compared to the same period last year, the increase in earnings was primarily attributable to (a) the one-time, non-cash, net tax charge of $1.87 million from the net deferred tax assets revaluation required by the Tax Cuts and Jobs Act consistent with the lower corporate federal income tax rate applied in the second quarter of fiscal 2018 (not replicated this fiscal year), (b) the $3.42 million litigation reserve recognized in the first nine months of fiscal 2018 (not replicated this fiscal year), (c) a $1.81 million increase in net interest income, (d) a $1.96 million decrease in salaries and employee benefits expense and (e) the application of the lower statutory blended income tax rate of 29.56% this period as compared to the blended tax rate of 35.86% the same period last year, partly offset by a $5.65 million decrease in the gain on sale of loans.
Net interest income increased $488,000, or five percent, to $9.61 million in the third quarter of fiscal 2019 from $9.12 million for the same quarter of fiscal 2018, attributable to an increase in the net interest margin, partly offset by a lower average interest-earning assets balance.  The net interest margin during the third quarter of fiscal 2019 increased 30 basis points to 3.53 percent from 3.23 percent in the same quarter last year, primarily due to an increase in the average yield of interest-earning assets resulting primarily from the rise in interest rates over the last year, partly offset by a negligible increase in the average cost of interest-bearing liabilities. The average yield on interest-earning assets increased by 31 basis points to 4.09 percent in the third quarter of fiscal 2019 from 3.78 percent in the same quarter last year; while the average cost of interest-bearing liabilities increased by one basis point to 0.63 percent in the third quarter of fiscal 2019 from 0.62 percent in the same quarter last year. The average balance of interest-earning assets decreased by $41.4 million, or four percent, to $1.09 billion in the third quarter of fiscal 2019 from $1.13 billion in the same quarter last year. The average balance of interest-bearing liabilities decreased by $45.7 million, or four percent, to $979.0 million in the third quarter of fiscal 2019 from $1.02 billion in the same quarter last year.
The average balance of loans receivable, including loans held for sale, decreased by $46.8 million, or five percent, to $915.0 million in the third quarter of fiscal 2019 from $961.8 million in the same quarter of fiscal 2018, primarily due to decreases in both the average balance of loans held for sale (attributable to the previously disclosed winding down of the mortgage banking business) and, to a lesser extent, loans held for investment. The average yield on loans receivable increased by 25 basis points to 4.38 percent in the third quarter of fiscal 2019 from an average yield of 4.13 percent in the same quarter of fiscal 2018 reflecting the rise in interest rates over the last year as the predominantly adjustable rate loan portfolio repriced and new loans were originated at higher market interest rates. Also, the increase in the average loan yield was attributable to increases in both the average yield of loans held for investment and loans held for sale. The average balance of loans held for sale in the third quarter of fiscal 2019 was $39.5 million with an average yield of 4.74 percent, down from $73.3 million with an average yield of 4.13 percent in the same quarter of fiscal 2018. The average balance of loans held for investment in the third quarter of fiscal 2019 was $875.5 million with an average yield of 4.36 percent, down from $888.6 million with an average yield of 4.13 percent in the same quarter of fiscal 2018. Loan principal payments received in the third quarter of fiscal 2019 were $36.5 million, compared to $43.2 million in the same quarter of fiscal 2018.
The average balance of investment securities increased by $2.5 million, or three percent, to $101.9 million in the third quarter of fiscal 2019 from $99.4 million in the same quarter of fiscal 2018. The increase was primarily attributable to mortgage-backed securities purchases, partly offset by principal payments received on mortgage-backed securities.  The average yield on investment securities increased 78 basis points to 2.32 percent in the third quarter of fiscal 2019 from 1.54 percent for the same quarter of fiscal 2018. The increase in the average yield was primarily attributable to mortgage-backed securities purchases which had higher average yields than the existing portfolio and the repricing of variable rate investment securities to higher market interest rates.
In the third quarter of fiscal 2019, the Federal Home Loan Bank  – San Francisco (“FHLB”) distributed $144,000 of quarterly cash dividends to the Bank on its FHLB stock, similar to the amount received in the same quarter last year.
The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $2.8 million, or five percent, to $64.4 million in the third quarter of fiscal 2019 from $61.6 million in the same quarter of fiscal 2018. The average yield earned on interest-earning deposits in the third quarter of fiscal 2019 was 2.40 percent, up 89 basis points from 1.51 percent in the same quarter of fiscal 2018 as a result of the impact of increases in the targeted federal funds rate.
Average deposits decreased $38.7 million, or four percent, to $873.3 million in the third quarter of fiscal 2019 from $912.0 million in the same quarter of fiscal 2018.  The average cost of deposits remained relatively stable, increasing by one basis point to 0.39 percent in the third quarter of fiscal 2019 from 0.38 percent in the same quarter last year. Transaction account balances or “core deposits” decreased slightly to $666.7 million at March 31, 2019 from $670.0 million at June 30, 2018, while time deposits decreased $27.4 million, or 12 percent, to $210.2 million at March 31, 2019 from $237.6 million at June 30, 2018, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base.
The average balance of borrowings, which consisted of FHLB advances, decreased $6.8 million, or six percent, to $105.8 million while the average cost of FHLB advances increased five basis points to 2.61 percent in the third quarter of fiscal 2019, compared to an average balance of $112.6 million with an average cost of 2.56 percent in the same quarter of fiscal 2018. The increase in the average cost of advances was primarily due to an early payoff of $10.0 million in advances with a 1.53% interest rate in the third quarter of fiscal 2019 resulting in a $31,000 one-time gain.
During the third quarter of fiscal 2019, the Company recorded a provision for loan losses of $4,000, as compared to a recovery from the allowance for loan losses of $505,000 recorded during the same period of fiscal 2018 and a recovery of $217,000 recorded in the second quarter of fiscal 2019 (sequential quarter).
Non-performing assets, with underlying collateral located in California, decreased $848,000, or 12 percent, to $6.1 million, or 0.55 percent of total assets, at March 31, 2019, compared to $7.0 million, or 0.59 percent of total assets, at June 30, 2018. Non-performing loans remained relatively unchanged at $6.1 million at both March 31, 2019 and June 30, 2018. The non-performing loans at March 31, 2019 are comprised of 20 single-family loans ($5.3 million), one construction loan ($745,000) and one commercial business loan ($44,000).  At March 31, 2019, there was no outstanding real estate owned as compared to $906,000 at June 30, 2018.
Net loan recoveries for the quarter ended March 31, 2019 were $15,000 or 0.01 percent (annualized) of average loans receivable, compared to net loan charge-offs of $39,000 or 0.02 percent (annualized) of average loans receivable for the quarter ended March 31, 2018 and net loan recoveries of $123,000 or 0.05 percent (annualized) of average loans receivable for the quarter ended December 31, 2018 (sequential quarter).
Classified assets at March 31, 2019 were $14.8 million, comprised of $7.2 million of loans in the special mention category, $7.6 million of loans in the substandard category and no real estate owned; while classified assets at June 30, 2018 were $15.8 million, comprised of $7.5 million of loans in the special mention category, $7.4 million of loans in the substandard category and $906,000 in real estate owned.
For the quarter ended March 31, 2019, no new loans were restructured from their original terms and classified as restructured loans, while one previously restructured loan was downgraded from the pass category to special mention. The outstanding balance of restructured loans at March 31, 2019 was $4.6 million (10 loans), down 12 percent from $5.2 million (11 loans) at June 30, 2018, but up 10 percent from $4.2 million (nine loans) at December 31, 2018 (sequential quarter). As of March 31, 2019, one loan was classified as special mention ($440,000), one loan was classified as substandard accrual ($1.4 million) and eight loans were classified as substandard non-accrual ($2.7 million). As of March 31, 2019, 63% or $2.9 million of the restructured loans have a current payment status.
The allowance for loan losses was $7.1 million at March 31, 2019, or 0.79 percent of gross loans held for investment, compared to $7.4 million at June 30, 2018, or 0.81 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at March 31, 2019.
Non-interest income decreased by $2.16 million, or 41 percent, to $3.05 million in the third quarter of fiscal 2019 from $5.21 million in the same period of fiscal 2018, primarily as a result of a decrease in the gain on sale of loans during the current quarter as compared to the comparable period last year.  On a sequential quarter basis, non-interest income decreased $543,000, or 15 percent, primarily as a result of the decline in the gain on sale of loans.
The gain on sale of loans decreased $1.88 million, or 52 percent, to $1.72 million for the quarter ended March 31, 2019 from $3.60 million in the comparable quarter last year (reflecting the impact of a lower loan sale volume resulting from the previously disclosed winding down of the mortgage banking operations, partly offset by a higher average loan sale margin) and decreased $544,000 or 24 percent from the quarter ended December 31, 2018 (sequential quarter). Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $95.8 million in the quarter ended March 31, 2019, down $139.7 million or 59 percent, from $235.5 million in the comparable quarter last year and decreased $35.5 million or 27 percent from $131.3 million in the quarter ended December 31, 2018 (sequential quarter). The average loan sale margin from mortgage banking was 179 basis points for the quarter ended March 31, 2019, an increase of 26 basis points from 153 basis points in the same quarter last year, and seven basis points higher than the 172 basis points in the second quarter of fiscal 2019 (sequential quarter).  The increase in the average loan sale margin was the result of a higher percentage of retail loan production (which generally has higher loan sale margins) versus wholesale loan production and maintaining pricing discipline throughout the quarter. The gain on sale of loans includes unfavorable fair-value adjustments on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net loss of $778,000 in the third quarter of fiscal 2019, compared to a net loss of $844,000 in the same period last year and a net loss of $674,000 in the second quarter of fiscal 2019 (sequential quarter).
In the third quarter of fiscal 2019, $110.7 million of loans were originated for sale, 50 percent lower than the $220.2 million for the same period last year, and 24 percent lower than the $146.4 million during the second quarter of fiscal 2019 (sequential quarter). The loan origination volume has decreased from the previous year as a result of market conditions and the winding down of the mortgage banking operations.  Total loans sold during the quarter ended March 31, 2019 were $136.7 million, 39 percent lower than the $225.9 million sold during the same quarter last year, and 18 percent lower than the $167.5 million sold during the second quarter of fiscal 2019 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated for sale) were $154.7 million in the third quarter of fiscal 2019, a decrease of 43 percent from $269.5 million in the same quarter of fiscal 2018, and 17 percent lower than the $185.7 million in the second quarter of fiscal 2019 (sequential quarter).
Non-interest expenses increased $561,000, or five percent, to $13.00 million in the third quarter of fiscal 2019 from $12.44 million in the same quarter last year.  The increase was primarily due to a $484,000 increase in salaries and employee benefits expense. The increase in salaries and employee benefits expense was primarily attributable to $1.50 million of one-time costs associated with staff reductions in mortgage banking operations and $674,000 in current costs associated with incentive compensation accruals, partly offset by lower variable compensation resulting from lower mortgage banking loan originations. On a sequential quarter basis, non-interest expenses increased $2.13 million or 20 percent from $10.88 million, primarily as a result of a $2.08 million increase in salaries and employee benefits expense (attributable primarily to the one-time costs associated with staff reductions in mortgage banking operations, and the current costs associated with incentive compensation accruals).
On January 30, 2019 the Company announced the closure of its La Quinta Branch which will become effective at the close of business on May 10, 2019.  The one-time charges for the branch closure will be approximately $18,000 and the estimated operational cost savings will be approximately $473,000 per year.
On February 4, 2019, the Company announced that it was in the long-term best interests of the Company to exit the mortgage banking business. The Company continues to estimate that it will incur one-time costs of approximately $3.60 million to $4.00 million to complete the exit, which amounts include costs for severance, retention, personnel, premises, occupancy, depreciation, and costs related to termination of data processing and other contractual arrangements.  As of March 31, 2019, the total one-time costs incurred were approximately $1.60 million, comprised of $1.50 million in salaries and employee benefits expenses, $81,000 in premises and occupancy expenses and $13,000 in equipment expenses.
The Company’s efficiency ratio in the third quarter of fiscal 2019 was 103 percent, an increase from 87 percent in the same quarter last year and 81 percent in the second quarter of fiscal 2019 (sequential quarter).
The Company’s income tax benefit was $189,000 for the third quarter of fiscal 2019, in contrast to a $667,000 income tax provision in the same quarter last year (an $856,000 difference), which includes the application of the lower statutory income tax rate of 29.56% in fiscal 2019 versus a blended rate 35.86% in fiscal 2018. The Company believes that the tax provision recorded in the third quarter of fiscal 2019 reflects its current income tax obligations.
The Company repurchased 23,748 shares of its common stock during the quarter ended March 31, 2019 at an average cost of $19.36 per share. As of March 31, 2019, a total of 23,748 shares of the April 2018 stock repurchase plan have been purchased at an average cost of $19.36 per share, leaving 349,252 shares available for future purchases.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  The La Quinta banking office will be closed effective at the close of business on May 10, 2019.  Additionally, the mortgage banking loan production offices were closed for new business subsequent to the close of business on April 5, 2019.
The Company will host a conference call for institutional investors and bank analysts on Tuesday, April 30, 2019 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-230-1074 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Tuesday, May 7, 2019 by dialing 1-800-475-6701 and referencing access code number 466444.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to increased competitive pressures; changes in the interest rate environment; secondary market conditions for loans and our ability to originate for sale and sell loans in the secondary market; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) - which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Craig G. Blunden Chairman and Chief Executive Officer	Donavon P. Ternes President, Chief Operating Officer, and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share Information)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Assets

Cash and cash equivalents	$61,458	$67,359	$78,928	$43,301	$50,574
Investment securities – held to maturity, at cost	102,510	84,990	79,611	87,813	95,724
Investment securities - available for sale, at fair value	6,294	6,563	7,033	7,496	8,002
Loans held for investment, net of allowance for loan losses of $7,080; $7,061; $7,155; $7,385 and $7,531 respectively; includes $5,239; $4,995; $4,945; $5,234 and $4,996 at fair value, respectively	883,554	875,413	877,091	902,685	894,167
Loans held for sale, at fair value	30,500	57,562	78,794	96,298	89,823
Accrued interest receivable	3,386	3,156	3,350	3,212	3,100
Real estate owned, net	-	-	524	906	787
FHLB – San Francisco stock	8,199	8,199	8,199	8,199	8,108
Premises and equipment, net	8,395	8,601	8,779	8,696	8,734
Prepaid expenses and other assets	15,099	15,327	15,171	16,943	17,583

Total assets	$1,119,395	$1,127,170	$1,157,480	$1,175,549	$1,176,602

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$90,875	$78,866	$87,250	$86,174	$87,520
Interest-bearing deposits	786,009	794,018	814,862	821,424	834,979
Total deposits	876,884	872,884	902,112	907,598	922,499

Borrowings	101,121	111,135	111,149	126,163	111,176
Accounts payable, accrued interest and other liabilities	20,181	20,474	22,539	21,331	22,327
Total liabilities	998,186	1,004,493	1,035,800	1,055,092	1,056,002

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-	-	-	-
Common stock, $.01 par value (40,000,000
  shares authorized; 18,064,365; 18,053,115;
  18,048,115; 18,033,115and 18,033,115
  shares issued, respectively; 7,497,357;
  7,506,855; 7,500,860; 7,421,426 and
  7,460,804 shares outstanding, respectively)

	181	181	181	181	180
Additional paid-in capital	96,114	95,913	95,795	94,957	94,719
Retained earnings	191,103	192,306	191,399	190,616	190,301
Treasury stock at cost (10,567,008; 10,546,260; 10,547,255; 10,611,689 and 10,572,311 shares, respectively)
	(166,352)	(165,892)	(165,884)	(165,507)	(164,786
Accumulated other comprehensive income, net of tax	163	169	189	210	186

Total stockholders’ equity	121,209	122,677	121,680	120,457	120,600

Total liabilities and stockholders’ equity	$1,119,395	$1,127,170	$1,157,480	$1,175,549	$1,176,602

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Earnings Per Share)

	Quarter Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
Interest income:
Loans receivable, net	$10,011	$9,933	$30,516	$29,825
Investment securities	592	382	1,381	958
FHLB – San Francisco stock	144	144	565	428
Interest-earning deposits	386	233	1,111	591
Total interest income	11,133	10,692	33,573	31,802

Interest expense:
Checking and money market deposits	102	96	327	311
Savings deposits	139	147	437	445
Time deposits	600	613	1,851	1,877
Borrowings	680	712	2,158	2,176
Total interest expense	1,521	1,568	4,773	4,809

Net interest income	9,612	9,124	28,800	26,993
Provision (recovery) for loan losses	4	(505)	(450)	(347)
Net interest income, after provision (recovery) for loan losses	9,608	9,629	29,250	27,340

Non-interest income:
Loan servicing and other fees	262	493	863	1,173
Gain on sale of loans, net	1,719	3,597	7,114	12,761
Deposit account fees	471	529	1,485	1,623
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans	2	(19)	(4)	(81)
Card and processing fees	373	372	1,163	1,126
Other	225	238	575	701
Total non-interest income	3,052	5,210	11,196	17,303

Non-interest expense:
Salaries and employee benefits	9,292	8,808	24,753	26,710
Premises and occupancy	1,286	1,255	3,905	3,829
Equipment	417	442	1,333	1,179
Professional expenses	513	400	1,371	1,441
Sales and marketing expenses	246	213	668	717
Deposit insurance premiums and regulatory assessments	124	189	461	591
Other	1,122	1,132	3,088	6,919
Total non-interest expense	13,000	12,439	35,579	41,386

Income (loss) before taxes	(340)	2,400	4,867	3,257
Provision (benefit) for income taxes	(189)	667	1,237	2,526
Net income (loss)	$(151)	$1,733	$3,630	$731

Basic earnings (loss) per share	$(0.02)	$0.23	$0.49	$0.10
Diluted earnings (loss) per share	$(0.02)	$0.23	$0.48	$0.09
Cash dividends per share	$0.14	$0.14	$0.42	$0.42

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Share Information)

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Interest income:
Loans receivable, net	$10,011	$10,331	$10,174	$10,191	$9,933
Investment securities	592	444	345	386	382
FHLB – San Francisco stock	144	278	143	140	144
Interest-earning deposits	386	387	338	193	233
Total interest income	11,133	11,440	11,000	10,910	10,692

Interest expense:
Checking and money market deposits	102	117	108	96	96
Savings deposits	139	147	151	150	147
Time deposits	600	630	621	616	613
Borrowings	680	715	763	741	712
Total interest expense	1,521	1,609	1,643	1,603	1,568

Net interest income	9,612	9,831	9,357	9,307	9,124
Provision (recovery) for loan losses	4	(217)	(237)	(189)	(505)
Net interest income, after provision (recovery) for loan losses	9,608	10,048	9,594	9,496	9,629

Non-interest income:
Loan servicing and other fees	262	277	324	402	493
Gain on sale of loans, net	1,719	2,263	3,132	3,041	3,597
Deposit account fees	471	509	505	496	529
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans, net	2	(7)	1	(5)	(19)
Card and processing fees	373	392	398	415	372
Other	225	161	189	243	238
Total non-interest income	3,052	3,595	4,549	4,592	5,210

Non-interest expense:
Salaries and employee benefits	9,292	7,211	8,250	8,111	8,808
Premises and occupancy	1,286	1,274	1,345	1,305	1,255
Equipment	417	495	421	397	442
Professional expenses	513	411	447	471	400
Sales and marketing expenses	246	253	169	322	213
Deposit insurance premiums and regulatory assessments	124	172	165	158	189
Other	1,122	1,059	907	1,054	1,132
Total non-interest expense	13,000	10,875	11,704	11,818	12,439

Income (loss) before taxes	(340)	2,768	2,439	2,270	2,400
Provision (benefit) for income taxes	(189)	810	616	870	667
Net income (loss)	$(151)	$1,958	$1,823	$1,400	$1,733

Basic earnings (loss) per share	$(0.02)	$0.26	$0.25	$0.19	$0.23
Diluted earnings (loss) per share	$(0.02)	$0.26	$0.24	$0.18	$0.23
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share Information )

	Quarter Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
SELECTED FINANCIAL RATIOS:
Return (loss) on average assets	(0.05)%	0.59%	0.42%	0.08%
Return (loss) on average stockholders’ equity	(0.49)%	5.76%	3.97%	0.78%
Stockholders’ equity to total assets	10.83%	10.25%	10.83%	10.25%
Net interest spread	3.46%	3.16%	3.39%	3.10%
Net interest margin	3.53%	3.23%	3.45%	3.16%
Efficiency ratio	102.65%	86.78%	88.96%	93.43%
Average interest-earning assets to average
interest-bearing liabilities	111.28%	110.37%	111.04%	110.69%

SELECTED FINANCIAL DATA:
Basic earnings (loss) per share	$(0.02)	$0.23	$0.49	$0.10
Diluted earnings (loss) per share	$(0.02)	$0.23	$0.48	$0.09
Book value per share	$16.17	$16.16	$16.17	$16.16
Shares used for basic EPS computation	7,506,770	7,457,275	7,481,095	7,573,301
Shares used for diluted EPS computation	7,506,770	7,616,255	7,555,013	7,736,944
Total shares issued and outstanding	7,497,357	7,460,804	7,497,357	7,460,804

LOANS ORIGINATED FOR SALE:
Retail originations	$72,353	$129,816	$287,399	$526,904
Wholesale originations	38,353	90,377	166,045	417,445
Total loans originated for sale	$110,706	$220,193	$453,444	$944,349

LOANS SOLD:
Servicing released	$134,264	$220,532	$510,798	$945,715
Servicing retained	2,409	5,326	5,193	22,574
Total loans sold	$136,673	$225,858	$515,991	$968,289

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share Information )

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	03/31/19	12/31/18	09/30/18	06/30/18	03/31/18
SELECTED FINANCIAL RATIOS:
Return (loss) on average assets	(0.05)%	0.69%	0.63%	0.48%	0.59%
Return (loss) on average stockholders’ equity	(0.49)%	6.42%	6.03%	4.65%	5.76%
Stockholders’ equity to total assets	10.83%	10.88%	10.51%	10.25%	10.25%
Net interest spread	3.46%	3.48%	3.24%	3.21%	3.16%
Net interest margin	3.53%	3.54%	3.30%	3.28%	3.23%
Efficiency ratio	102.65%	81.00%	84.17%	85.03%	86.78%
Average interest-earning assets to average interest-bearing liabilities	111.28%	110.98%	110.86%	110.53%	110.37%

SELECTED FINANCIAL DATA:
Basic earnings (loss) per share	$(0.02)	$0.26	$0.25	$0.19	$0.23
Diluted earnings (loss) per share	$(0.02)	$0.26	$0.24	$0.18	$0.23
Book value per share	$16.17	$16.34	$16.22	$16.23	$16.16
Average shares used for basic EPS	7,506,770	7,506,106	7,430,967	7,448,037	7,457,275
Average shares used for diluted EPS	7,506,770	7,601,759	7,557,068	7,594,698	7,616,255
Total shares issued and outstanding	7,497,357	7,506,855	7,500,860	7,421,426	7,460,804

LOANS ORIGINATED FOR SALE:
Retail originations	$72,353	$87,913	$127,133	$152,600	$129,816
Wholesale originations	38,353	58,504	69,188	89,047	90,377
Total loans originated for sale	$110,706	$146,417	$196,321	$241,647	$220,193

LOANS SOLD:
Servicing released	$134,264	$165,484	$211,050	$228,903	$220,532
Servicing retained	2,409	2,026	758	4,992	5,326
Total loans sold	$136,673	$167,510	$211,808	$233,895	$225,858

	As of	As of	As of	As of	As of
	03/31/19	12/31/18	09/30/18	06/30/18	03/31/18
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$250	$250	$250	$283	$283
Allowance for loan losses	$7,080	$7,061	$7,155	$7,385	$7,531
Non-performing loans to loans held for investment, net	0.69%	0.69%	0.78%	0.67%	0.76%
Non-performing assets to total assets	0.55%	0.54%	0.64%	0.59%	0.64%
Allowance for loan losses to gross loans held
for investment	0.79%	0.80%	0.81%	0.81%	0.84%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	(0.01)%	(0.05)%	-%	(0.02)%	0.02%
Non-performing loans	$6,115	$6,062	$6,862	$6,057	$6,766
Loans 30 to 89 days delinquent	$699	$2	$-	$805	$160

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	03/31/19	12/31/18	09/30/18	06/30/18	03/31/18
Recourse recovery for loans sold	$-	$-	$(33)	$-	$-
Provision (recovery) for loan losses	$4	$(217)	$(237)	$(189)	$(550)
Net loan charge-offs (recoveries)	$(15)	$(123)	$(7)	$(43)	$39

	As of	As of	As of	As of	As of
	03/31/19	12/31/18	09/30/18	06/30/18	03/31/18
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	10.17%	9.96%	9.59%	9.96%	9.83%
Common equity tier 1 capital ratio	17.24%	17.17%	16.62%	16.81%	16.72%
Tier 1 risk-based capital ratio	17.24%	17.17%	16.62%	16.81%	16.72%
Total risk-based capital ratio	18.34%	18.26%	17.71%	17.90%	17.84%

REGULATORY CAPITAL RATIOS (COMPANY):
Tier 1 leverage ratio	10.81%	10.72%	10.44%	10.29%	10.33%
Common equity tier 1 capital ratio	18.32%	18.48%	18.09%	17.37%	17.56%
Tier 1 risk-based capital ratio	18.32%	18.48%	18.09%	17.37%	17.56%
Total risk-based capital ratio	19.42%	19.57%	19.18%	18.46%	18.68%

	As of March 31,
	2019		2018
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$400	2.74%	$600	1.76%
U.S. SBA securities	2,917	2.85	3,009	1.86
U.S. government sponsored enterprise MBS	99,193	2.75	92,115	2.10
Total investment securities held to maturity	$102,510	2.75%	$95,724	2.09%

Available for sale (at fair value):
U.S. government agency MBS	$3,796	3.72%	$4,656	2.72%
U.S. government sponsored enterprise MBS	2,198	4.60	2,951	3.50
Private issue collateralized mortgage obligations	300	4.20	395	3.16
Total investment securities available for sale	$6,294	4.05%	$8,002	3.03%

Total investment securities	$108,804	2.83%	$103,726	2.16%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of March 31,
	2019		2018
	Balance	Rate (1)	Balance	Rate (1)

LOANS HELD FOR INVESTMENT:
Held to maturity:
Single-family (1 to 4 units)	$314,824	4.52%	$316,912	4.18%
Multi-family (5 or more units)	449,812	4.35	466,266	4.10
Commercial real estate	115,355	4.92	106,937	4.67
Construction	4,139	7.44	5,324	6.69
Other	167	6.50	-	-
Commercial business	483	6.32	450	6.06
Consumer	133	15.47	130	13.80
Total loans held for investment	884,913	4.50%	896,019	4.22%

Advance payments of escrows	225		160
Deferred loan costs, net	5,496		5,519
Allowance for loan losses	(7,080)		(7,531)
Total loans held for investment, net	$883,554		$894,167

Purchased loans serviced by others included above	$17,122	3.35%	$20,659	3.32%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

	As of March 31,
	2019		2018
	Balance	Rate (1)	Balance	Rate (1)

DEPOSITS:
Checking accounts – non interest-bearing	$90,875	-%	$87,520	-%
Checking accounts – interest-bearing	269,648	0.12	260,492	0.11
Savings accounts	271,971	0.20	295,606	0.20
Money market accounts	34,229	0.21	33,396	0.21
Time deposits	210,161	1.14	245,485	1.03
Total deposits	$876,884	0.38%	$922,499	0.38%

BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	-	-	-	-
Over three to six months	-	-	-	-
Over six months to one year	-	-	-	-
Over one year to two years	20,000	3.85	10,000	1.53
Over two years to three years	21,121	2.06	20,000	3.85
Over three years to four years	-	-	21,176	2.07
Over four years to five years	40,000	2.25	-	-
Over five years	20,000	2.70	60,000	2.40
Total borrowings	$101,121	2.62%	$111,176	2.52%

(1) The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended March 31, 2019		Quarter Ended March 31, 2018
	Balance	Rate (1)	Balance	Rate (1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$915,049	4.38%	$961,826	4.13%
Investment securities	101,851	2.32%	99,390	1.54%
FHLB – San Francisco stock	8,199	7.03%	8,108	7.10%
Interest-earning deposits	64,390	2.40%	61,591	1.51%
Total interest-earning assets	$1,089,489	4.09%	$1,130,915	3.78%
Total assets	$1,119,717		$1,165,735

Deposits	$873,252	0.39%	$912,029	0.38%
Borrowings	105,793	2.61%	112,625	2.56%
Total interest-bearing liabilities	$979,045	0.63%	$1,024,654	0.62%
Total stockholders’ equity	$122,681		$120,277

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2) Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

	Nine Months Ended March 31, 2019		Nine Months Ended March 31, 2018
	Balance	Rate (1)	Balance	Rate (1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$941,336	4.32%	$986,952	4.03%
Investment securities	95,494	1.93%	87,710	1.46%
FHLB – San Francisco stock	8,199	9.19%	8,108	7.04%
Interest-earning deposits	66,498	2.20%	57,254	1.36%
Total interest-earning assets	$1,111,527	4.03%	$1,140,024	3.72%
Total assets	$1,142,238		$1,173,264

Deposits	$888,674	0.39%	$917,131	0.38%
Borrowings	112,363	2.56%	112,766	2.57%
Total interest-bearing liabilities	$1,001,037	0.64%	$1,029,897	0.62%
Total stockholders’ equity	$121,895		$124,193

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2) Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC.
Asset Quality (1)
(Unaudited – Dollars in Thousands)

	As of	As of	As of	As of	As of
	03/31/19	12/31/18	09/30/18	06/30/18	03/31/18
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$2,657	$2,572	$2,773	$2,665	$3,616
Construction	745	745	745	-	-
Total	3,402	3,317	3,518	2,665	3,616

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	2,669	2,698	3,280	3,328	3,092
Commercial business loans	44	47	64	64	58
Total	2,713	2,745	3,344	3,392	3,150

Total non-performing loans	6,115	6,062	6,862	6,057	6,766

Real estate owned, net	-	-	524	906	787
Total non-performing assets	$6,115	$6,062	$7,386	$6,963	$7,553

(1)	The non-performing loans balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans and include fair value credit adjustments.